NEWTECH BRAKE CORP
                              (A Delaware Company)
                        SERIES "A" CONVERTIBLE DEBENTURE
                                   $250,000 US

The Issue: 40 Series A units are issued. Each unit is composed of one (1) Debenture A ("Debenture A"), having a face value of $250,000 US, convertible into common shares of Newtech Brake Corp (the "Company"), for a total amount of $10,000,000 US.

Debenture "A" is referred to as the "Convertible Debenture".

No Debenture will be issued unless paid in full.

Return on investment: Convertible Debenture "A" entitles its holder to a fixed return on investment of $75,000.00 US per year, for a total amount of $375,000.00 US over a five (5) year period.

The Company shall pay the above return on investment by retaining, for each Debenture issued and paid for, a minimum sum of $1.00 US on each heavy duty brake sold and paid for by the Company, or a subsidiary, throughout the world. This amount shall be paid monthly to the attorney of the creditors herein named, for the benefit of the debenture holders, the first payment being made one (1) month from the first Closing Date.

In order to further secure the payment of the return on investment for the first year, an amount representing 15% of the face value of the Debentures issued by the Company shall be paid at Closing from the amounts paid for the Debentures, to the attorney of the creditors, who, in turn, shall return said amount to each Debenture holder. This payment shall be applied in reduction of the return on investment.

In the event the volume of sales of the Company's brakes is insufficient to pay, in full, the yearly return on investment (i.e. $75,000.00 for each Debenture A), it shall then pay to the attorney of the creditors an amount needed to cover two thirds (2/3) of the return on investment and the attorney of the creditors shall, then, pay said amount to the holders of the Debentures. Consequently, the holders of the Debentures shall receive annually, at least two thirds (2/3) of the return on investment. Any balance due, shall be carried forward, without interest, to the following year(s).

The attorney of the creditors Trustee shall pay yearly to the holders their return on investment, twelve months after the closing date, during the entire five (5) year term, save and except if a holder converts all or part his Debenture into Common shares of the Company, as hereinafter provided for, in which case the amount of his return on investment will be reduced accordingly as the Company obligations.

Subject to the conversion right stipulated below, the amount of $375,000.00, representing the return on investment for each Debenture A, shall be paid within the next five (5) years from the closing date. If, in any given year, the Company does not have the volume of sales necessary to pay the return on investment, the amount due shall, in part, be carried forward, without interest, to the subsequent year(s). The amount that the Company can carry forward cannot exceed $25,000.00 for any one year (i.e. 1/3 of the return on investment).

The transfer agent for the transfer of the said debentures shall be the attorney of the creditors.

Issued at Montreal, on the 18th day of May 2005 on behalf of Newtech Brake Corp.